SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2002

AAIPHARMA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21185	04-2687849

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

2320 Scientific Park Drive
Wilmington, North Carolina 28405

(Address of Principal Executive Offices)
(Zip Code)

(910) 254-7000

(Registrant’s Telephone Number, Including Area Code)

(Former name or address, if changed from last report)

Item 9. Regulation FD Disclosure.

     On Tuesday, December 3, 2002, aaiPharma Inc. (“Registrant” or “aaiPharma”) filed a patent infringement lawsuit against Kremers Urban Development Co. (KUDCO), Schwarz Pharma Inc., and Schwarz Pharma AG (collectively, the “Defendants”) in federal court in New York, alleging patent infringement of one of aaiPharma’s omeprazole patents. Omeprazole is the active pharmaceutical ingredient (“omeprazole” or “API”) used in Prilosec®, a drug sold by AstraZeneca for certain gastrointestinal uses. In the KUDCO litigation, aaiPharma is seeking a declaratory judgment of patent infringement, damages, a permanent injunction against continued and future infringement, and other relief. aaiPharma is not seeking preliminary injunctive relief in this litigation to enjoin the commercial launch of Defendants’ generic omeprazole product and believes that such launch may occur notwithstanding the current litigation. Instead, aaiPharma’s requested remedies are primarily damages and a permanent injunction against infringement at the conclusion of litigation, in the event aaiPharma prevails in the litigation.

     During the past several years, aaiPharma has conducted extensive research into omeprazole. Historically, omeprazole was believed to consist solely of a single molecule with the chemical name 5-methoxy-2-[[(4-methoxy-3,5-dimethyl-2-pyridinyl)methyl]sulfinyl]-1
H-benzimidazole (or “5-methoxy isomer”).

     However, aaiPharma’s research has revealed that omeprazole API has a much more complex nature and actually consists of only a relatively small amount of the 5-methoxy isomer and a majority of a second and different isomer, in a co-crystallized matrix, and that different mixtures of the two isomers have different physical properties in the drug’s solid state that can affect the drug product. Specifically, among aaiPharma’s research findings are:

•	Omeprazole API is not a simple molecule in solid state, i.e., before it is taken in the body and put into solution. Only 7% of the omeprazole API used in Prilosec® actually consists of the 5-methoxy isomer; 93% consists of a different isomer, i.e.,
6-methoxy-2-[[(4-methoxy-3,5-dimethyl-2-pyridinyl)methyl]sulfinyl]-1H-benzimidazole (or “6-methoxy isomer”).

•	Both omeprazole API and the finished drug product containing it are normally composed of the two different isomers, in ratios determined by the isomeric ratios of the starting API and by the manufacturing methods used to make the finished drug product.

•	The 6- and 5-isomers of omeprazole have been found to exhibit substantially different chemical stabilities over time. They degrade at different rates in the solid state prior to use, i.e., lose potency and create degradation products and impurities at different rates. The 5-isomer of omeprazole is so unstable that it has not been made in pure form, unlike the 6-isomer of omeprazole which can be made in pure form.

•	The ratio of the 5-isomer to 6-isomer in omeprazole API can be changed in the finished drug product by the process used to manufacture it. Commonly used aqueous- (or water-) based manufacturing processes typically result in a different ratio of the 5-isomer of omeprazole to the 6-isomer of omeprazole in the finished product than existed in the starting API. Other changes in manufacturing (e.g., the solvents used, the speed of the chemical reactions, and the use of an API without controls on its ratios of 5- and 6-isomers of omeprazole) can also result in differing (and uncontrolled) ratios of the two isomers in a particular finished drug product.

•	Current published testing methods in commercial use do not, and cannot, differentiate between the existence, or respective amounts, of the two isomers in omeprazole API or finished drug product.

•	Therefore, the chemical stability, useful shelf-life, and resistance to product degradation and the rate of creation of degradation products or impurities in the finished omeprazole drug product prior to human use can vary significantly between different omeprazole products.

Commencing in 2001, aaiPharma has received numerous patents issued by the U.S. Patent and Trademark Office pertaining to its discoveries concerning omeprazole. Among them are patents pertaining to:

(a)	omeprazole API where the 6-isomer of omeprazole was above 95% or below 91% of the combined 5-isomer/6-isomer omeprazole content;

(b)	omeprazole finished drug product where the 6-isomer of omeprazole content was above 89% or below 83% of the combined 5-isomer/6-isomer omeprazole content;

(c)	methods for measuring the ratios of the 5-isomer and 6-isomer of omeprazole; and

(d)	methods for controlling the ratios of the 5-isomer and 6-isomer in omeprazole APIs and omeprazole finished products.

The patent involved in the present litigation involving the Defendants is United States Patent Number 6,268,385 (the “’385 patent” or the “dry-blend patent”), entitled “Dry Blend Pharmaceutical Formulations”. The ‘385 patent was issued to aaiPharma by the U.S. Patent and Trademark Office on July 31, 2001. This patent teaches and claims, among other things, a method of essentially maintaining the desired ratio of the 6-methoxy isomer to the 5-methoxy isomer of omeprazole in a composition compared to the ratio of the same isomers in the API used in preparing a pharmaceutical formulation comprising dry blending said composition with at least one pharmaceutically acceptable carrier, diluent, or excipient.

As noted above, aaiPharma discovered that the ratio of the two different isomers in omeprazole can have a significant impact on the stability of the omeprazole active pharmaceutical ingredient; that the method or process used for preparing the final drug product administered to patients can affect the ratio of the 6-methoxy and 5-methoxy isomers and, thus, potentially affect the solid-state stability of the resulting drug product prior to its use in humans; and that the stability of active pharmaceutical ingredients and drug products provide the shelf-life necessary to keep such API and drug products viable for a predetermined period of time without degradation products or impurities arising or loss of potency.

Generally, there are a myriad of means by which to prepare pharmaceutical formulations. Many methods are aqueous-based (using water) that may have an impact on the ratio of the 6-methoxy and 5-methoxy isomers of omeprazole. In its effort to improve or maintain the stability of omeprazole drug products, aaiPharma further discovered that the desired ratio of the two isomers in the respective active pharmaceutical ingredient could be essentially maintained in a composition with pharmaceutically acceptable carriers, diluents or excipients (each selected for certain characteristics that permit optimal formulation of a pharmaceutical composition), by creating the dry-blend process described above. This dry-blend method minimizes the likelihood that the ratio of the two omeprazole isomers will change when blending the respective API with carriers, diluents, or excipients to form a pharmaceutical composition.

aaiPharma’s dry-blend patent therefore includes claims that, among others, covers the use of a dry-blend process in manufacturing omeprazole that essentially maintains the respective ratios of the 5-isomer and 6-isomer of omeprazole in the API in creating the manufactured omeprazole formulation.

Based on the public transcript and District Court Judge Barbara S. Jones’ opinion from the federal District Court of the Southern District of New York in the case captioned Astra Aktiebolag, et al. v. Kremers Urban Development Co., et al., 99 Civ. 8928 (BSJ), sub. nom., In re Omeprazole Patent Litigation, M-21-81, Docket No. 1291, aaiPharma believes that KUDCO, a wholly-owned subsidiary of Schwarz Pharma, Inc. which is the U.S. affiliate of Schwarz Pharma AG in Germany, dry mixes omeprazole (and select excipients) with a granulation product to form a composition during the preparation of its omeprazole drug product.

Using the public transcript and opinion from the aforementioned litigation, aaiPharma has recreated the dry-blend step described in them, as well as the described steps of KUDCO’s process leading up to the dry-blend step. aaiPharma believes that the results from its analytical method for determining the ratio of the 6-methoxy and 5-methoxy isomers of omeprazole at various points in this replicated process indicate that omeprazole compositions or formulations produced by KUDCO’s publicly described process, as replicated by aaiPharma, for preparing its omeprazole composition or formulation for planned sale as a generic substitute for Prilosec® in the United States infringes aaiPharma’s ‘385 patent.

aaiPharma has therefore filed its patent infringement lawsuit against Defendants to protect its intellectual property rights under its ‘385, or dry-blend, patent. Registrant’s policy is to vigorously protect its patents and other intellectual property arising from its research activities from infringement by third-parties. aaiPharma’s research and its resulting patents and other intellectual property are fundamental parts of Registrant’s business.

In the current litigation, aaiPharma is seeking damages equal to a reasonable royalty on any and all infringing sales by Defendants in the United States through the date of judicial decision, and a permanent injunction on subsequent sales thereafter, among other remedies, in the event that aaiPharma ultimately prevails in this litigation. Any such damages ultimately awarded to aaiPharma will not occur until completion of the litigation, and during the litigation, Registrant expects to bear the typical costs and expenses of litigation.

Registrant cannot provide any assurance, however, that infringement will ultimately be found to exist, or that its patents will ultimately be held valid and enforceable, as any patent infringement litigation inherently involves risk of adverse judicial findings.

The outcome of the litigation filed against the Defendants will not affect the previous guidance provided by Registrant with respect to the fees that it expects to receive during 2003 and 2004 under a significant development agreement between aaiPharma and a third-party licensee. Registrant continues to expect to receive between $12 and $14 million in revenues in both 2003 and 2004 from such agreement. These revenues have already been included in aaiPharma’s 2003 guidance, which remain unchanged.

About aaiPharma

aaiPharma is a science-based specialty pharmaceutical company with more than 22 years of drug development experience. In the course of its activities, aaiPharma conducts its own research and obtains patents and other intellectual property for use in its own pipeline of proprietary products and in licensing third-parties. aaiPharma’s licensable patents include Registrant’s omeprazole-related patents, which have already been licensed to AstraZeneca on a non-exclusive basis and which have been, and continue to be, available for license on a royalty-bearing basis to third parties, including generic omeprazole manufacturers.

Forward-Looking Statements

Information in this Form 8-K contains certain “forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements pertaining to patent claims in certain patents held by aaiPharma; the allegations in the litigation with respect to infringement of aaiPharma’s patent by the Defendants; and the statements with respect to future revenue expectations in 2003 and 2004. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to whether the manufacturing process and its dry-blend steps actually used by the Defendants is materially the same as the process described in the public court transcript and opinion and as replicated by aaiPharma; aaiPharma’s ability to successfully demonstrate actual infringement by Defendants’ products and manufacturing process, prove the amounts of damages resulting from such infringement and defend the validity of its patents; and obtain and enforce existing and future licenses and contracts with pharmaceutical companies for royalties and other consideration. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma’s recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on March 11, 2002, including the exhibits attached or incorporated therein, its
Form 10-Q filed with the SEC on November 14, 2002, including the exhibits thereof, its Form 8-Ks and its other periodic filings.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2002
AAIPHARMA INC.

	By:	/s/ Philip Tabbiner

Philip Tabbiner
President and Chief Executive Officer